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Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF INCORPORATION
A STOCK CORPORATION

FIRST:        The name of this Corporation is VAN NUYS STUDIOS, INC.

SECOND:        Its Registered Office in the State of Delaware is to be located at 15 East North Street, in the City of Dover, County of Kent, Delaware 19901. The Registered Agent in charge thereof is Paracorp, Inc.

THIRD:        The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:        The amount of the total authorized capital stock of this corporation is Six Thousand Dollars ($6,000) divided into Fifty Million (50,000,000) shares of Common Stock of one ten thousandths of a Dollar ($00.0001) each and Ten Million (10,000,000) shares of Preferred Stock of one ten thousandths of a Dollar ($00.0001) each.

FIFTH:        The name and mailing address of the incorporator are as follows:

Name:	Lynne Bolduc
Mailing Address:	16148 Sand Canyon, Irvine, CA 92618

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 18th day of June, A.D., 2002.

/s/ LYNNE BOLDUC Lynne Bolduc,Incorporator

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  Exhibit 3.1
STATE OF DELAWARE CERTIFICATE OF INCORPORATION A STOCK CORPORATION